UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

OFG Bancorp

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico		00918
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

José Rafael Fernández entered into an amendment (the “Amendment”) to his employment agreement (the “Agreement”) with OFG Bancorp (the “Company”) effective December 19, 2018, to decrease his annual target bonus from 100% to 75% of his annual base salary and to decrease the potential annual incentive award under the Company’s equity based compensation plan from 85% to 80% of his base salary. This Amendment was part of a restructuring of Mr. Fernández’s compensation to better align his incentive compensation with long-term shareholder value creation by increasing the focus of his compensation on long-term performance-based equity incentives. Mr. Fernández is the President and Chief Executive Officer of the Company and the Vice Chairman of its Board of Directors (the “Board”). The Amendment is effective as of December 19, 2018, commencing with the bonus payable in 2019 for the calendar year 2018, and the Agreement was originally effective as of March 1, 2018 and ends on June 30, 2021.

As provided in the Agreement, Mr. Fernández will report directly to the Board and will have overall responsibility for the business and affairs of the Company. During the term of the Agreement and in any election of directors in which his term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him as its Vice Chairman.

The Agreement provides that Mr. Fernández will be compensated as follows: (i) annual base salary of $865,000, which may be increased by the Board’s Compensation Committee; (ii) annual target bonus of 75% of his annual base salary payable on or before March 31 of each year pursuant to the Company’s non-equity incentive bonus plan; (iii) annual expense allowance of $85,000 for his car-related expenses, membership expenses for social, business or professional organizations, and any other expenses which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (iv) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (v) 25 days of paid vacation per year; (vi) the remaining balance, $425,000, of a special bonus of $850,000 granted pursuant to his prior employment agreement will be payable in three equal semi-annual installments commencing on July 1, 2018; and (vii) additional incentive compensation under the Company’s equity-based compensation plan, as approved by the Company’s Compensation Committee, up to an annual amount equal to 80% of his annual base salary, but he may elect to receive the award in deferred cash equivalence if he is in compliance with the Company’s Stock Ownership Policy. It also provides that Mr. Fernández will be entitled to participate in any equity-based compensation plan, profit-sharing plan or other plans, benefits and privileges offered by the Company to its employees and executives to the extent that he is otherwise eligible and qualifies to participate in and receive such benefits or privileges.

The Agreement may be terminated by the Board for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the Agreement is terminated by the Board other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the Agreement for “good reason” (as defined in the Agreement), the Company will be required to pay him as severance in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary and incentive bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), multiplied by (b) three.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFG BANCORP

Date: December 21, 2018	By:	/s/ Carlos O. Souffront
Carlos O. Souffront General Counsel and Secretary of the Board of Directors

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